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The Parking REIT Appoints J. Kevin Bland as Chief Financial Officer

LAS VEGAS (Nov. 13, 2018) –The Parking REIT, Inc. announced today that its board of directors has appointed industry veteran J. Kevin Bland to serve as the company's chief financial officer.
"With more than 17 years of experience as a either a chief financial officer or a controller with both public and private real estate companies, Kevin Bland brings an exceptional level of experience and leadership to The Parking REIT," said Mike Shustek, chief executive officer of The Parking REIT. "Kevin is an important addition to our management team as we continue to expand our portfolio and pursue our strategic plan on behalf of stockholders."
Bland is a certified public accountant, and previously served in a series of strategic financial roles in the real estate industry, including as chief financial officer of UMTH General Services L.P. and vice president, controller and principal accounting officer for Pizza Inn, Inc. (Nasdaq: RAVE). Bland brings specific expertise managing public company GAAP accounting, including SEC reporting, regulatory compliance, audit, budgeting, and forecasting.

"This is an exciting time to take the helm as CFO of The Parking REIT," said Bland. "I look forward to helping the company pursue long-term growth and value creation for our stockholders."

Bland earned a bachelor's degree in accounting from The University of Texas at Austin and an M.B.A. from Texas Christian University.
About The Parking REIT, Inc.
The Parking REIT, Inc. (formerly known as MVP REIT II, Inc.) is a publicly registered, non-listed REIT that invests primarily in parking lots and garages in the United States. Its assets include 42 parking facilities located in 17 states. The Parking REIT is managed by MVP Realty Advisors, LLC. For more information, please visit TheParkingREIT.com.
Forward-looking statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to:  national and local economic, business and real estate market conditions; the ability to maintain sufficient liquidity and our access to capital markets; our ability to identify, successfully compete for and complete acquisitions and loans; the performance of real estate assets and loans after they are acquired; and our ability to provide stockholder value through sales or otherwise dispositions of our properties and other assets. Although The Parking REIT believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that the expectations will be attained or that any deviation will not be material. The Parking REIT does not undertake any obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in expectations.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

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